SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): March 28, 2007

Alpharma Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification)

One Executive Drive, Fort Lee, New Jersey 07024 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (201) 947-7774

Not Applicable
______________________________________________ (Former name or former address, if changed since last report)

Item 1.01. Entry Into A Material Definitive Agreement

On March 28, 2007, Alpharma Inc. (the "Company") entered into a Development and License Agreement (the "Agreement") with Tris Pharma, Inc. ("Tris") for the development, manufacturing and marketing of pharmaceutical products in the Kadian® product line utilizing a Tris proprietary drug delivery technology.

Under the Agreement, Tris will develop certain new products with assistance from the Company and the Company will take certain actions intended to result in the registration of the products with the US Food and Drug Administration and, at its discretion, the applicable regulatory authorities in Canada and Mexico. The Agreement requires Company payment to Tris of specified sums upon the successful completion of certain milestones during the development and registration process. If all such milestones are achieved the aggregate of such payments would be approximately $11 million plus estimated out-of-pocket expenses of $4 million for actions required of the Company during the development and registration process.

Contingent upon successful development and registration, the Agreement provides for Tris to manufacture the products for exclusive sale by the Company in the United States, and at the Company's discretion, in Canada and Mexico. Tris retains the right to sell the products outside of the United States, Canada and Mexico. The Company has agreed to permit Tris to utilize certain of the Company's proprietary rights in connection with actions required or permitted under the Agreement.

Tris would receive a transfer price for all products manufactured for the Company generally equal to its manufacturing cost plus a profit percentage and would also receive a royalty based upon the net sales of the products by the Company plus certain additional payments based on sales performance. The term of the Agreement is generally coextensive with the time during which the Tris technology remains proprietary.

Both Tris and the Company have certain rights to terminate the Agreement, including termination rights if the required development and regulatory milestones are not achieved.

A copy of the Agreement will be filed with the Company's Quarterly Report on Form 10-Q for the period ending March 31, 2007 and this description is subject in all respects to the actual terms of the Agreement.

Item 5.01 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2007, the Compensation Committee (the "Committee") of the Board of Directors of Alpharma Inc. (the "Company") approved the award of equity related incentives under the Company's 2003 Omnibus Incentive Compensation Plan to the Company's officers named below.

2007 Awards under the Omnibus Incentive Compensation Plan

The Committee made the following awards under the Company's 2003 Omnibus Incentive Compensation Plan using the compensation philosophy set forth above and giving recognition to the increased market value of the Company's Class A Common Stock when compared to the date at which awards were given under this Plan during 2006.
Name	Options to Purchase Class A Common Stock	Performance Based Restricted Class A Common Stock
Dean Mitchell	99,500	22,000
Jeffrey S. Campbell	14,000	3,100
Ronald N. Warner	22,000	4,700
Carol A. Wrenn	22,000	4,700

The Company intends to provide additional information regarding compensation of the those officers of the company that require disclosure in respect of and during the year ended December 31, 2006, in the proxy statement for the Company's 2007 Annual Meeting of Stockholders, which is expected to be filed with the Securities and Exchange Commission in April of 2007.

The Performance Based Restricted Class A Common Stock grants are subject to a Performance Based Restricted Stock Unit Award Agreement (the "RSU Agreement"). Pursuant to the RSU Agreement, grants of performance based restricted stock units ("RSUs") will vest on March 28, 2010 subject to certain performance conditions. The executives may receive between zero and 200% of the target level of RSUs determined by achievement of target level of EBITDA over a three year performance period. The RSUs are subject to forfeiture upon termination of employment other than for death, Disability or Retirement (as defined in the RSU Agreement). Upon the executive's death, the RSUs will vest at the Target Number of Restricted Units (as defined in the RSU Agreement). In the event of Retirement the executive will be entitled to receive a pro rata share of the RSUs at the end of the Performance Period (as defined in the RSU Agreement). A copy of the Form Agreement will be filed with the Company's Quarterly Report on Form 10-Q for the period ending March 31, 2007 and this description is subject in all respects to the actual terms of such Form Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

ALPHARMA INC.
(Registrant)

By /s/ Robert F. Wrobel
Name: Robert F. Wrobel
Title:    Secretary

Date: March 29, 2007